Exhibit 16.1
March 24, 2006


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for American Retirement Corporation and, under the date of February 24, 2006, we reported on the consolidated financial statements of American Retirement Corporation as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005. On March 14, 2006, our appointment as principal accountants was terminated. We have read American Retirement Corporation's statements included under Item 4.01 of its Form 8-K/A dated March 24, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with American Retirement Corporation's statement that the change was approved by the audit committee of the board of directors and we are not in a position to agree or disagree with American Retirement Corporation's statement contained in paragraph (b) of Item 4.01 in Form 8-K/A dated March 24, 2006.

Very truly yours,

/s/ KPMG LLP